Exhibit 99.1

For Immediate Release

Isabella Bank Corporation

401 North Main Street

Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:

Mary Olivieri, Community Relations Director

Phone: 989-779-6309        Fax: 989-775-5501

ISBA Announces First Quarter 2013 Earnings

Mt. Pleasant, Michigan, April 26, 2013- Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s first quarter 2013 net income was $3.09 million, compared to $2.51 million in the fourth quarter of 2012 and $3.23 million in the first quarter of 2012. The 4.33% decline in net income (compared to the first quarter of 2012) is primarily attributed to the strategic restructuring of investment securities and borrowings which took place in the first quarter of 2012 and led to a one-time increase in net income of $603,000.

The Corporation paid a $0.21 per share cash dividend in the first quarter of 2013, which represents a 5.00% increase when compared to the same period in 2012. Based on the Corporation’s average stock price of $24.52 for the month of March 2013, the annualized cash dividend yield was 3.43%. The Corporation’s total assets were $1.43 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation’s Investment and Trust Services Department of $638.11 million - were $2.07 billion on March 31, 2013. This represents a 4.02% increase in assets under management when compared to March 31, 2012.

The Corporation’s loan quality remains sound as evidenced by its relatively low percentage of loans classified as “nonperforming.” As of March 31, 2013, the ratio of “nonperforming” loans to total loans for the Corporation was 0.90%, down from 1.00% at year-end 2012. In comparison, the average percentage for all bank holding companies in the Corporation’s peer group was 2.19% as of December 31, 2012 (peer group ratios are not yet available for March 31, 2013). In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 14.86% at March 31, 2013 is considered to be exceptionally sound when compared to the 8.0% ratio required to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules.

“We continue to leverage our financial strength and stability to make strategic decisions which will position us well for the future. We are extremely proud to be opening our 27th office later this year. It will be located on the east side of Big Rapids,” Barz commented.

For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.